Agreement No.: GEE23-018

Certain identified information marked with "[***]" has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

SERVICE AGREEMENT
MAIN DOCUMENT

Name of Project: [***]Development

Short description of activities under this Service Agreement: The Service Provider will provide certain consulting, supporting and development services for the [***]project hereinafter referred to as "[***]project".

This Service Agreement is between

Zhejiang ZEEKR Automobile Research & Development Co., Ltd, Reg. No. 91330206MA7BGT1K6K, a limited liability company incorporated under the laws of People´s Republic of China ("**Service Provider**"or "**Zeekr**"), and

Polestar Performance AB, a limited liability company incorporated in Sweden under company registration number 556653-3096 ("**Purchaser**"or "**Polestar**")

Each of Service Provider and Purchaser is hereinafter referred to as a "**Party**" and jointly as the "**Parties**".

BACKGROUND

A. The Parties have determined that Service Provider shall provide to Purchaser certain Services (refer to the working content and the role of ZEEKR as defined in Appendix 1-b), which are further described in the Service Specification in Appendix 1. The provision of the Services shall be performed in accordance with the terms in this service agreement and its appendices (the "**Service Agreement**").

B. Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement.

C. The Parties acknowledge and agree to enter into a separate agreement for the services connected to [***]starting [***]and, unless the Parties agree otherwise, until [***], except for what has been defined in this Service Agreement.

D. In light of the foregoing, the Parties have agreed to execute this Service Agreement.

AGREEMENT

1. GENERAL

This Service Agreement consists of this main document (the "**Main Document**") and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 2 sets out certain general terms and conditions applicable

Agreement No.: GEE23-018

to the Parties' rights, obligations and the performance of the Parties' activities hereunder (the "**General Terms**").

All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms.

2. SERVICE SPECIFICATION

The Parties have agreed upon the scope and specification for the Services as specified in the Service Specification in Appendix 1.

The services will be conducted in China and Sweden.

3. AFFILIATE

Affiliate shall for the purpose of this Service Agreement have the following meaning:

"**Affiliate**" means (i) for Purchaser, any other legal entity that, directly or indirectly, is controlled by or is under common control with Polestar Performance AB and (ii) for Service Provider any other legal entity that, directly or indirectly, is controlled by or is under common control with Zhejiang ZEEKR Automobile Research & Development Co., Ltd. Control for this purpose means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

4. INTELLECTUAL PROPERTY RIGHTS

The Parties agree that the Purchaser shall be the exclusive owner of all Results (as defined in the General Terms in Appendix 2) developed through the performance of the Services in accordance with what is set forth in Section 5.2.1 in the General Terms and shall thus be deemed the Results Owner (as defined in the General Terms in Appendix 2).

5. SERVICE CHARGES

In consideration of Service Provider's performance of the Services under this Service Agreement, Purchaser shall pay to Service Provider the service charges as further described below (the **"Service Charges").**

The Service Charges is [***]based on the agreed hourly rates and the estimated hours required for the Services to be performed by Service Provider as set forth in the Service Specification in Appendix 1.

The agreed [***]Service Charges for the services included in Appendix 1a, which excludes the direct R&D cost of sample parts and EE tools in Appendix 1a section 2-a, is [***]CNY.

The fee for Samples parts and EE Tools included in Appendix 1a section 2-a will be charged at actual cost with an arms-length mark-up. In the event that the actual costs for EE Tools and Sample parts exceeds the estimated cost of [***]CNY, Service Provider will continue its work only upon a written agreement between the parties where Purchaser confirm the additional costs.

Agreement No.: GEE23-018

The Service Charges and the fee for Sample parts and EE tools shall be paid in the currency: CNY.

6. PAYMENT

If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, Service Provider shall include the costs relating to such work in the invoices to Purchaser.

The Service Charges for costs until [***] (Appendix 1a, exclude section 1-b2 and 2-c) shall be invoiced at [***].

The Service Charges for costs until [***] (Appendix 1a, section 1-b2 and 2-c) shall be invoiced at [***].

The Service Charges regarding the services that will be provided up until [***] (Appendix 1a, section 1-d, ZID) shall be invoiced at [***], at [***], and [***].

No.	Timing of invoicing – [***]	Service Item	Amount (CNY) ([***]for each item except CEVT & ZID work)
1.	[***]	Appendix 1a: 1-a, 1-b1, 1-c1, 1-c2, 1-e, 1-f, 1-g, 2-b, 1-d [***]	[***]
2.	[***]	Appendix 1a: 1-b2, 2-c	[***]
3.	[***]	Appendix 1a: 1-d [***]	[***]
4.	[***]	Appendix 1a: 1-d [***]	[***]
Grand total	[***]		

The fees for Sample parts and EE Tools (Appendix 1a, item 2-a) shall be invoiced [***]And the purchaser shall pay each valid invoice within [***] calendar days from the invoice date of the invoice.

Agreement No.: GEE23-018

7. GOVERNANCE FORUM

The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms in Appendix 2. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 7.

The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the "**Steering Committee**", which regarding cooperation between Service Provider and Purchaser is the so called ZEEKR/Polestar Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the "Strategic Board", which regarding cooperation between Service Provider and Purchaser is the so-called Executive Meeting between the CEO and CFO of the Service Provider and the Purchaser. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

8. ORDER OF PRIORITY

In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply:

(1) This Main Document
(2) Appendix 2, General Terms – Service Agreement
(3) Appendix 1, Service Specification
(4) Appendix 3, Responsible Business
(5) Appendix 4, Cybersecurity CIAD

Agreement No.: GEE23-018 9. NOTICES All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms: (a) To Service Provider: Zhejiang ZEEKR Automobile Research & Development Co., Ltd. Build 1, Room 1058, Business Building, Minshan Rd No. 1388 Beilun District, Ningbo Attention: With a copy to: Zhejiang Geely Holding Group Company Limited 1760 Jiangling Lu Binjiang District, Hangzhou City China 310051 (b) To Purchaser: Polestar Performance AB Assar Gabrielssons väg 9 405 31 Göteborg Sweden Attention: With a copy to: Polestar Performance AB Assar Gabrielssons väg 9 405 31 Göteborg Sweden Attention: ______________________________ [SIGNATURE PAGE FOLLOWS] Agreement No.: GEE23-018 This Service Agreement has been signed in five (5) originals, one (1) to the Purchaser and four (4) to the Service Provider. POLESTAR PERFORMANCE AB ZHEJIANG ZEEKR AUTOMOBILE RESEARCH & DEVELOPMENT CO., LTD. By: Anna Rudensjö By: Xie Baojun Printed Name: Anna Rudensjö Printed Name: Xie Baojun Title: General Counsel Title:VP Zeekr Intelligent Technology Date: 9/11 -2023 Date: 2023.11.29 By: Ola Sjölander By: Printed Name: Ola Sjölander Printed Name: Title: Commercial Controller Title: Date: 10/11-2023 Date: Agreement No.: GEE23-018 SERVICE AGREEMENT APPENDIX 1 SERVICE SPECIFICATION 1. GENERAL This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities. 2. DEFINITIONS Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. “Consulting” in Appendix 1b means that Zeekr (SW&E, NERI, iVAC, ZID and CEVT) is responsible for answering questions and provide guidance to Polestar. “Responsible” in Appendix 1b means that Zeekr (SW&E, NERI iVAC, ZID and CEVT) is completely responsible to deliver Polestar unique content. For the avoidance of doubt, Zeekr (SW&E, NERI, iVAC, ZID and CEVT) is always responsible to deliver platform content. “SNC” means Zeekr Smart Network Centre. “Support” in Appendix 1b means that Zeekr (SW&E, NERI, iVAC, ZID and CEVT) is assisting to deliver Polestar unique content together with Polestar, i.e., do part of the Polestar unique work. “SW&E” means Zeekr Software and Electronic R&D centre. 3. TIMING AND DELIVERABLES The service deliveries, timing and service charges are further detailed in Appendix 1a, and detailed working content with Service Provider´s role (Consulting, Support or Responsible) is further detailed in Appendix 1b. For the sake of clarity, the service deliveries do not include any services relating to Manufacturing Engineering (“ME”), IT or SNC. Purchaser hereby further acknowledges and agrees that Service Provider will comply with the liabilities with “RSC” in detailed working content of Appendix 1a-b, and Service Provider makes no express, implied or statutory warranties regarding services but promises that such services will be delivered and provided in a professional and proficient manner. Agreement No.: GEE23-018 The ZID services (item 3a. in Appendix 1a) include consulting hours for the [***]until [***]relating to ADAS which Purchaser can call off from Service Provider if needed. The deliverables will be finalized and delivered according to what is set-forth in Appendix 1a and summarized in the table below: 1. Services to be delivered by [***] 1-a. SW&E 1-b1. CEVT ([***]Architecture, DHU, SRS) 1-c1. NERI 1-c2. NERI (Chassis SW) 1-e. iVAC 1-f. Purchasing of samples and preparation of Sourcing 1-g. PTC – External Cooperation 2-a. Sample Parts & EE Tools 2-b. Box Car & Travel 2. Services to be delivered by [***] 1-b2. CEVT (Climate SW) 2-b. CEVT (Direct R&D Cost) 3. Services to be delivered until [***] 1-d. ZID For purpose of clarification, the Parties hereby confirm that Service Provider has no liability in the event of any delay in Service Provider´s delivery under this Service Agreement caused by any other party than the Service Provider and its Subcontractors which will provide Services under this Service Agreement. The Parties have agreed that Service Provider will allow Purchaser to use the necessary EE Tools, during the project until [***]unless the Parties agree otherwise, which are needed for Purchaser to develop and maintain [***]vehicle model based on [***], e.g. [***], upon full payment of duly and payable charge for use by Purchaser to Service Provider. The estimated charge for use of aforementioned EE tools [***]are included in Appendix 1a (section 2-a EE Tools), and Polestar will pay this fee by actual cost which includes reasonable mark-up. The sample parts will be delivered by Service Provider to Purchaser in accordance with the delivery plan separately agreed between the Parties in the order request according to Appendix 2, Section 5. The estimated cost of aforementioned sample parts is included in Appendix 1a (section 2-a sample parts), and Polestar will pay this fee by actual cost which includes reasonable mark-up. 4. TOTAL COSTS The total Service Charges and any other charges agreed by Parties for this Service Agreement excluding VAT is further detailed in Appendix 1a and amount to CNY [***].

Agreement No.: GEE23-018 The Parties estimate that all of the services under this Service Agreement will be performed in China with the exception of the work to be performed by CEVT which will be performed in Sweden Agreement No.: GEE23-018 APPENDIX 1A [***] Agreement No.: GEE23-018 APPENDIX 1B [***] 1 Agreement No.: GEE23-018 SERVICE AGREEMENT APPENDIX 2 GENERAL TERMS 1 BACKGROUND This Appendix 2, General Terms – Service Agreement, (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties. 2 DEFINITIONS 2.1 For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document. 2.2 “Appendix” means an appendix to the Main Document. 2.3 “Background IP” means the Intellectual Property Rights either: a) owned by either of the Parties; b) created, developed or invented by directors, managers, employees or consultants of either of the Parties; c) to which the Party has licensed rights instead of ownership and the right to grant a sublicense; prior to the execution of this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement. 2.4 “Change Management” means maintenance and development of the Results to be performed [***]days after the start of production of the first vehicle in which the Results are installed, incorporated, included or otherwise used, and which are driven by for example legal requirements or changes in other products/parts having an effect on the Results. 2.5 “Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know-how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement. 2.6 “Data Room” means Geely External Collaboration Platform (GECP), SystemWeaver, JIRA or equivalent as agreed by both Parties, which are the data rooms used for Delivery under this Service Agreement. A list of persons designated by the Purchaser and their respective access to

2 Agreement No.: GEE23-018 the Data Room shall be provided to the Service Provider and agreed with by Service Provider, and such consent cannot be unreasonable withheld. 2.7 “Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. 2.8 “Data Protection Laws” shall mean all applicable data protection and privacy legislation, regulations and guidance including but not limited to Regulation (EU) 2016/679 (the “General Data Protection Regulation” or the “GDPR”), applicable EU member state laws providing for implementations and derogations, together with any application guidelines and normative decisions issued by the European Data Protection Board and the EU data protection supervisory authorities (all as amended, replaced or re-enacted from time to time). 2.9 “Effective Date” shall have the meaning set out in Section 16.1. 2.10 “Force Majeure Event” shall have the meaning set out in Section 17.1.1. 2.11 “Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement. 2.12 “Intellectual Property Rights” or “IP” means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition. 2.13 “Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and Service Providers. 2.14 “Main Document” means the contract document (with the heading “Service Agreement - Main Document”), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix. 2.15 “Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement. 2.16 “Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing. 2.17 “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party. 2.18 “Results” shall mean any outcome of the Services provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under the Service Specification) and any other 3 Agreement No.: GEE23-018 outcome or result of the Services to be performed by Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not. 2.19 “Results Owner” shall mean the Party which shall be the owner of the Results in accordance with what is set forth in Section 6.2. 2.20 “Services” shall mean the services to be performed by Service Provider to Purchaser hereunder, including all services under the Appendices attached hereto. 2.21 “Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time. 2.22 “Service Charges” means the service charges as set forth or referenced to in the Main Document. 2.23 “Service Specification” describes the Services to be provided by Service Provider to Purchaser hereunder including (if applicable) a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement. 2.24 “Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement. 2.25 “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties. 3 PROVISION OF SERVICES 3.1 Service Specification. The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Service Specification. 3.2 Making available the Results. 3.2.1 Service Provider shall make the Results (or if not finalised, any part of the Results that has been finalised) available to Purchaser within the timeframes specified in the Service Specification, but under all circumstances promptly after any part of the Results has been finalised. The Results shall only be made available in a Data Room. 3.2.2 The Results (or any finalised part thereof) shall be deemed made available by Service Provider to Purchaser if such files have been electronically loaded into and made accessible by Service Provider in the Data Room agreed upon. 3.2.3 Change Management. Service Provider has an obligation to, upon Purchaser’s request, perform Change Management in relation to the developed Results, such as changes required in order to maintain functionality, adjust the Results due to new technical solutions etc. For the avoidance of doubt, the performance of Change Management is however not governed by this Service Agreement, but shall be subject to a separate agreement between the parties, which the Parties upon either Party’s request shall execute. 4 Agreement No.: GEE23-018 3.2.4 Service Recipients. In addition to Purchaser, all of Purchaser’s Affiliates shall be entitled to receive and use the Services under this Service Agreement. Nevertheless, Purchaser shall be Service Provider’s sole point of contact and shall be responsible for payment of the Service Charges as set forth in this Service Agreement, irrespectively of whether it is Purchaser or any of Purchaser’s Affiliates that in reality received and used the Services. 3.3 Subcontractors. 3.3.1 The Parties acknowledge that Service Provider may use its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser thereof. 3.3.2 Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by Service Provider itself. Service Provider shall also remain Purchaser’s sole point of contact unless otherwise agreed. 3.3.3 Relationship between the Parties. The Parties are acting as independent contractors when performing each Party’s respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties. 4 SERVICE REQUIREMENTS 4.1 All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner. 4.2 When providing the Services, Service Provider shall use professional and skilled personnel, reasonably experienced for the Services to be performed, Service Provider shall work according to the same standard of care and professionalism that is done in Service Provider’s internal business and development projects. Such standard of care and professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs. 4.3 Service Provider agrees to strictly respect and adhere to the time limits set out in the Service Specification in Appendix 1. In the event Service Provider risks not to meet an agreed time limit or is otherwise in delay with the performance of the Services, Service Provider shall inform Purchaser immediately and discuss a solution in order to avoid the effects of the anticipated delay or the delay (as the case may be). 4.4 In the event the Services or any part thereof, more than insignificantly deviate from the requirements set forth in the Service Specification, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as reasonably possible. 4.5 In the event Service Provider fails to act in accordance with Section 4.3 and 4.4 above, such failure shall be escalated in accordance with the escalation principles set forth in Section 19.1 and 5 Agreement No.: GEE23-018 eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 16.2. 4.6 Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services. 4.7 Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other of Service Provider’s internal similar projects. 5 DELIVERY, LOGISTICS, TITLE AND RISK REGARDING SAMPLE PARTS 5.1 The Service Provider will handle the order request only and Purchaser agrees to guarantee by itself that sample parts supplier delivers the Sample parts to a third party carrier sourced by Service Provider (“Service Provider’s carrier”) without delay. 5.2 The Sample parts shall, unless otherwise agreed between the Parties in writing, be delivered to the Purchaser in a deliverable condition Delivered Duty Paid ‘DDP’ (Incoterms 2020) at the premises at Polestar UK, Coventry. 5.3 Title and risk of loss or damage with respect to each Sample part passes to the Purchaser when the Service provider has delivered the Sample part to the Purchaser in accordance with this Section 5. Service Provider will not undertake any responsibility of delay unless such delay is directly caused by Service Provider’s carrier. 6 INTELLECTUAL PROPERTY RIGHTS 6.1 Ownership of existing Intellectual Property Rights. 6.1.1 Each Party remains the sole and exclusive owner of its Background IP and any Intellectual Property Rights already owned, conceived, developed, made, acquired or possessed by such Party prior to the Effective Date, or developed or otherwise acquired by such Party independently of this Service Agreement. 6.1.2 Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party. 6.2 Ownership of Results. 6.2.1 The Party specified in the Main Document to own the Results shall be the exclusive owner of the Results, including all modifications, amendments and developments thereof. For the sake of clarity, this Service Agreement does not include a license for the Purchaser to use Background IP owned by the Service Provider. Such license to use the Background IP is granted to Purchaser under a separate License Agreement with [***]and in the License Agreement to be entered into according to section 6.3.2. 6.2.2 If Purchaser is the Party indicated as owning the Results in the Main Document, all Results, including all modifications, amendments and developments thereof, and any Intellectual Property Rights developed as a result of the Services provided by Service Provider (or if applicable, any of its appointed Affiliates or subcontractors) shall consequently automatically, upon creation and full payment of the Service Charge from the Purchaser to the Service Provider, be transferred from

6 Agreement No.: GEE23-018 Service Provider to Purchaser. Purchaser shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results, however with the restrictions set forth in Section 6.3 below. For the sake of clarity nothing in this Section 6.2.2 constitute an assignment of the ownership of Background IP. 6.2.3 Should the Service Provider wish to use Results to which Purchaser is indicated as owning the Results in the Main Agreement the Service Provider may, subject to the prior consent from Purchaser, which shall not be unreasonably withheld (whereby a sublicense/license to a third Party which is a competitor of Purchaser is an example of what could be deemed unreasonable) obtain a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long), non-assignable (however assignable to Service Provider’s Affiliates), worldwide license . The license will be granted under separate agreement negotiated between the Parties in good faith and in compliance the principle of “arm ś length distance”. 6.3 License grant. 6.3.1 Notwithstanding anything to the contrary in the Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein or if agreed between the Parties in a separate agreement. 6.3.2 The Parties have agreed to enter into a separate license agreement with regards to the use of Service Provider´s Background IP in relation to certain [***]. 6.4 Suspected infringement. 6.4.1 For the avoidance of doubt, neither Party shall have any responsibility towards the other Party in the event the Results are alleged to infringe in any Third Party’s Intellectual Property Rights and neither Party shall have any obligation to defend and hold the other Party harmless from and against any alleged infringements. 6.5 Polestar Brand name. 6.5.1 For the sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Polestar” brand name, or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind. 6.5.2 This means that this Service Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 6.6 ZEEKR brand name. 6.6.1 Correspondingly, it is especially noted that this Service Agreement does not include any right to use the “ZEEKR” brand name or Trademarks, or refer to “ZEEKR” in communications or official documents of whatever kind. 6.6.2 This means that this Service Agreement does not include any rights to directly or indirectly use “ZEEKR” brand name or “ZEEKR” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 7 Agreement No.: GEE23-018 7 SERVICE CHARGES 7.1 In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document. 8 PAYMENT TERMS 8.1 The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 8. 8.2 All amounts referred to in this Service Agreement are exclusive of VAT and surtaxes but inclusive of withholding taxes applicable in accordance with local legislation. 8.3 Upon tax authority request, Service Provider should make its best efforts to provide the supporting documents to help Purchaser prove the arm’s length nature of the payment. 8.4 Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser within [***] days after the invoice date. 8.5 Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of [***]per annum. 8.6 Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document. 9 AUDIT 9.1 During the term of the Service Agreement, Purchaser shall have the right to, upon reasonable notice in writing to Service Provider, during the normal business hours, reasonably and necessarily inspect Service Provider’s books and records related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement. 9.2 Audits shall be made during regular business hours and be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee. 10 COMPLIANCE WITH LAWS 10.1 The Parties undertake to follow Appendix 3 on Responsible Business, according to what is stated therein. 8 Agreement No.: GEE23-018 11 REPRESENTATIONS 11.1 Each Party warrants and represents to the other Party that: a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable; b) it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder; c) the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and d) this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms. 11.2 To the extent any Background IP is embedded, or otherwise included, in the Results and subject to the license granted in Section 6.3 above, the Parties acknowledge that the Background IP is licensed on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 11.1 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law. As set forth in Section 6.2.1 the Purchaser have entered into a license agreement with Zhejiang Liankong Technologies Co., Ltd. for the use of certain Background IP and as set forth in 6.3.2 the Parties shall enter into a separate license agreement with regards to the use of Service Provider´s background IP in relation to certain [***]. 12 SERVICE WARRANTY 12.1 When performing the Services, Service Provider shall provide professional and skilled personnel, reasonably experienced for the Services to be performed at the best of their knowledge. 12.2 Service Provider provides the Services “as is”. Service Provider does neither warrant nor represent that any Services, provided or delivered to Purchaser hereunder are functional for the business needs of Purchaser or otherwise suitable for any specific purpose, nor that the Services, are not infringing any Intellectual Property of any third party. Service Provider does neither give any representations or warranties as regards the merchantability of the deliverables to be delivered hereunder nor any other representations or warranties of any kind whatsoever concerning the Services. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing. 12.3 Service Provider shall after receipt of notice of a claim related to Purchaser’s use of the Services notify Purchaser of such claim in writing and Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the third party presenting the claim and/or intervene in any suit or action. Purchaser shall at all times keep Service Provider informed of the status and progress of the claim and consult with Service Provider on appropriate actions to take. If Purchaser fails to or chooses not to take actions to defend Service Provider within a reasonable time, or at any time ceases to make such efforts, Service Provider shall be entitled to assume control over the defence against such claim and/ or over any settlement negotiation at Purchaser’s cost. Any settlement proposed by Purchaser on its own account must 9 Agreement No.: GEE23-018 take account of potential implications for Service Provider and shall therefore be agreed with Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim. 13 LIMITATION OF LIABILITY 13.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement. 13.2 Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to [***] of the total Service Charges payable by Purchaser to Service Provider hereunder. 13.3 The limitations of liability set forth in Section 13.2 shall not apply in respect of: a) claims related to death or bodily injury; b) damage caused by wilful misconduct or gross negligence; c) damage caused by a Party’s breach of the confidentiality undertakings in Section 15 below; or d) damage arising out of an infringement, or alleged infringement, of the other Party’s or any third party’s Intellectual Property. 14 GOVERNANCE AND CHANGES 14.1 Governance. 14.2 The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement. 14.3 The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee. 14.4 If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision. 14.5 Changes. 14.6 During the term of this Service Agreement, Purchaser can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 14.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time. 14.7 The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is

10 Agreement No.: GEE23-018 agreement about the requested change, all work shall continue in accordance with the existing Service Specification. 15 CONFIDENTIAL INFORMATION 15.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party. 15.2 All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 15.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate: a) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking; b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party; c) is obtained from a Third Party who is free to divulge the same; d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; e) is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or f) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party. 15.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 15. 15.4 Each Receiving Party (Service Provider or Purchaser) shall protect the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to third parties or publication of the Confidential Information as Receiving Party uses to protect its own confidential information of a like nature. Receiving Party is permitted to disseminate Confidential Information to Receiving Party's Affiliates, and to Receiving Party's and its Affiliate's respective officers, directors, employees, agents, attorneys, and accountants with the need to know such Confidential Information (collectively, "Representatives"), provided such Affiliates and Representatives are made fully aware of the obligations of confidentiality contained 11 Agreement No.: GEE23-018 within this Agreement. A Party shall be responsible for compliance with the terms and conditions of this Agreement by its Affiliates and Representatives. 15.5 If any Party violates any of its obligations described in this Section 15, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to 19.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply. 15.6 For the avoidance of doubt, this Section 15 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Results, to any Third Party, notwithstanding what it set forth above in this Section 15. Any such disclosure to any Third Party is permitted only if approved in writing by Service Provider. 15.7 This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time. 16 TERM AND TERMINATION 16.1 This Service Agreement shall become effective retroactively on 1 April 2023 (“Effective Date”) when the Main Document is signed by duly authorised signatories of each Party and shall, unless terminated in accordance with this Section 16 below, remain in force until the Services are completed. 16.2 Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event: e) the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or f) if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors. 16.3 For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement. 16.4 Furthermore, Purchaser is entitled to terminate this Service Agreement with immediate effect in case Service Provider acts in breach, which is not insignificant, of what is set forth in Section 4.3 and 4.4 provided that the issue first has been escalated in accordance with Section 19.1. 16.5 Purchaser shall in addition be entitled to cancel the Services or part of the Services performed by Service Provider for convenience upon 60 days written notice to Service Provider. In such event and provided that Purchaser has paid all outstanding Service Charges, Service Provider shall, upon request from Purchaser, promptly make available in the Data Room (if applicable) any and all parts of the Results which have been finalised on the effective date of the cancellation. Moreover, the “Results” shall for the purposes of this Service Agreement be considered such parts of the Results that Service Provider has finalised on the effective date of the cancellation. 12 Agreement No.: GEE23-018 16.6 In the event Purchaser cancels the Services or part of the Services in accordance with Section 16.5 above, the Service Charges shall, instead of what is set out in the Main Document, correspond to Service Provider’s costs for the cancelled Services performed up, until and including the effective date of the cancellation, including the mark-up otherwise applied to calculate the Service Charges in accordance with the Main Document and any other reasonable proven costs Service Provider has incurred. 17 MISCELLANEOUS 17.1 Force majeure. 17.1.1 Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party's), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of Service Providers or subcontractors if such default or delay has been caused by a Force Majeure Event. 17.1.2 A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non- performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist. 17.2 Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred: a) in case of personal delivery, at the time and on the date of personal delivery; b) if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission; c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation; 13 Agreement No.: GEE23-018 in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate. 17.3 Assignment. 17.3.1 Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent. 17.3.2 Notwithstanding the above, each Party may assign this Service Agreement to an Affiliate without the prior written consent of the other Party. 17.4 Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. 17.5 Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended. 17.6 Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices. 17.7 Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid. 17.8 Survival. 17.8.1 If this Service Agreement is terminated or expires pursuant to Section 16 above, Section 6.3 (License grant), Section 15 (Confidential information), Section 18 (Governing Law), Section 19 (Dispute Resolution) as well as this Section 17.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. 17.8.2 Notwithstanding Section 17.8.1 above, if this Service Agreement is terminated due to Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, pursuant to Section 16 above, Section 6.3 (License Grant) shall not survive termination or remain in force as between the Parties after such termination. For the avoidance of doubt, what is stated in this Section 17.8.2 shall only apply in relation to such licenses granted to Purchaser pursuant to Section 6.3 above and any licenses granted to Service Provider under Section 6.3 shall thus nevertheless remain in force after such termination.

14 Agreement No.: GEE23-018 18 GOVERNING LAW This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of the People’s Republic of China without giving regard to its conflict of laws principles. 19 DISPUTE RESOLUTION 19.1 Escalation principles. 19.1.1 In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. 19.1.2 The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect. 19.1.3 If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice served pursuant to Section 19.1.1above, such deadlock will be referred to the CEO´s of each Party, which shall use reasonable endeavours to resolve the situation in the same way as indicated above. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the CEO´s of each Party immediately and Section 19.1.2 above shall not apply. 19.1.4 If the CEOs of each Party cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 19.2 below. 19.1.5 All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 15 above. 19.1.6 Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 19.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate. 19.2 Arbitration. 15 Agreement No.: GEE23-018 19.2.1 Any dispute, controversy or claim arising out of or in connection with this Service Agreement, or the breach, termination or invalidity thereof, shall be submitted to China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English and Chinese. 19.3 Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Service Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise. 19.4 In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Service Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets. 19.5 All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential. Agreement No.: GE23-018 1 SERVICE AGREEMENT APPENDIX 3 RESPONSIBLE BUSINESS 1. GENERAL 1.1 This Appendix is an integrated part of the Service Agreement (the “Agreement”) entered into between Polestar and Zeekr. 1.2 In case of conflicts between Polestar’s Code of Conduct for Business Partners and applicable laws and/or regulations, or clause in this Appendix or in the Main Document of this Agreement, the clauses in this Appendix of the Agreement shall prevail. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Appendix have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 3. COMPLIANCE WITH LAWS AND CODE OF CONDUCT 3.1 Each Party shall comply with the laws, rules, and regulations of the country/countries where it operates and all other laws, rules, and regulations of any other jurisdiction which is or may be applicable insofar as reasonably foreseeable to the business and the activities of the Parties in connection with the Agreement, and the Parties shall, at their own expense, obtain any and all permits, licenses, authorisations, and/or certificates that may be required in any jurisdiction by any regulatory or administrative agency in connection with the conduct of their business and/or which are necessary for them to perform their obligations under the Agreement. 3.2 Without limiting the generality of the foregoing, the Parties shall, and shall use reasonable commercial effort to cause their sub-tier suppliers to, at all times comply with all applicable laws, regulations and statutory requirements including but not limited to those relating to the protection of people’s free enjoyment of labour laws, i.e. such national laws regulating working conditions, work place health and safety, discrimination and the right to freedom of association and collective bargaining; internationally recognized human rights contained in the International Bill of Human Rights (i.e. the Universal Declaration of Human Rights, the International Covenant on Economic, Social and Cultural Rights); Ten Principles of the United Nations Global Compact (UNGC) covering human rights, labour standards, the environment and anti-corruption; the eight core ILO conventions as set out in the ILO Declaration of Fundamental principles and Rights at Work; where relevant, United Nations Declaration on the Rights of Indigenous Peoples (UNDRIP); and the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. 3.3 Polestar shall comply with Polestar’s Code of Conduct, published at https://legal.polestar.com. Zeekr has been provided with and reviewed a copy of Polestar’s Code of Conduct for Business Partners, published at https://legal.polestar.com, and agrees Agreement No.: GE23-018 2 that it and its officers, directors, and employees shall comply with the provisions of Polestar’s Code of Conduct for Business Partners or similar principles in connection with the conduct of their business and this Agreement and the Zeekr Agreements. Zeekr shall ensure that Polestar’s Code of Conduct or similar principles (such as Zeekr’s Code of Conduct and Zeekr’s business partner Code of Conduct) are communicated and complied with by its employees, subcontractors, and sub-tier suppliers. 4. CYBER SECURITY 4.1 Zeekr shall provide reasonable Cyber Security evidence according to Cybersecurity CIAD as defined in Appendix 4. Upon mutual agreement, Appendix 4 may be updated as necessary. 4.2 Notwithstanding the generality of the foregoing, Zeekr shall comply with ISO27001 and ISO 27701 (information security standards published jointly by the International Organization for Standardization and the International Electrotechnical Commission) to mitigate any risk relating to cyber security for the purpose of performing under this Agreement. Polestar recommends Zeekr to follow and comply with the relevant requirements of IEC62443 (international series of standards that address cybersecurity for operational technology in automation and control systems). 5. PERSONAL DATA PROTECTION 5.1 In the context of their contractual relations, the Parties undertake to comply with their obligations arising from the application of the Applicable Laws regarding Personal Data. 5.2 Zeekr shall ensure that the Privacy by design requirements of Article 25 in the General Data Protection Regulation are taken into account in the design and development of the Services under the Agreement. 5.3 In the event that a Party is required to collect and process the identification data of the legal representative and employees of the other Party for the purpose of concluding and performing this Agreement, and more broadly for the management of their contractual relations, by way of derogation from the following stipulations, each Party acts as an independent Data Controller. Accordingly, each Party shall be responsible for collecting processing, sharing, and transferring the Personal Data in accordance with the Applicable Laws on Personal Data and in particular for collecting and sharing consent (if applicable) or to respond to Data Subjects rights (access, rectification, erasure, etc.). 5.4 These Personal Data may be sent by each Party to its own sub-contractors for the aforementioned purposes in accordance with Applicable Laws on Personal Data, and each Party shall without undue delay give notice to the other Party of the identity of the sub- contractor as well as the type of service provided by the sub-contractor. Each Party shall keep this information for the duration of the Agreement until its expiry for any reason whatsoever before it is archived under limited conditions and for limited periods defined by each Data Controller, each for its own purposes. 5.5 Each Party undertakes to immediately inform the other Party of a request from a Data Subject, an administrative or judicial authority addressed to it during the performance of the Agreement. The Parties undertake, where relevant and effective, to cooperate with the competent supervisory authorities.

Agreement No.: GE23-018 3 5.6 In the event the Parties are required to collect and process Personal Data for other purposes than the above-mentioned one, the Parties shall conclude a specific data protection agreement. 6. EXPORT CONTROL, SANCTIONS AND CUSTOMS RULES 6.1 The Parties shall obtain and maintain any export license(s) required to sell goods and/or deliver services or technology to each other under this Agreement. 6.2 The Parties shall use commercially reasonable efforts to procure the information from their component suppliers and thereafter to provide Polestar such information and documentation necessary or useful for another Party to comply with laws relating to import, export, or re-export of goods. 6.3 In the event of any changes in any Polestar Vehicle components and parts, in the law, in any export licenses, or in the Parties’ approach to international trade compliance, and as necessary to ensure continued compliance with applicable laws and regulations, Zeekr shall update any information it provides to Polestar in accordance with Section 6.2. 6.4 Each Party represents and warrants to each other that it, any of its Affiliates, officers, directors, or employees: (1) is not or has not been a Listed Person, and (2) shall not, when performing its obligations under this Agreement (a) conduct any business activity, directly or indirectly, with any Listed Person, including by supplying to Polestar or purchasing items sourced from a Listed Person, (b) conduct any business activity involving any country or territory which is, or whose government is, the subject of comprehensive sanctions, (c) conduct any business activity that is prohibited or restricted under trade sanctions or export control laws when performing under this Agreement, or (d) engage in any transaction that evades or attempts to violate restrictions under any trade sanctions or export control laws referenced in (a)-(c) above. 6.5 For the purposes of Article 6.4 (including Polestar’s Code of Conduct for Business Partners) above, the definition of “Listed Person” shall mean (I) any individual, company, entity or organization designated on (a) the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, (b) the following US lists: (i) the List of Specially Designated Nationals and Blocked Persons maintained by the US Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (ii) the Sectoral Sanctions Identifications List maintained by OFAC, (iii) the Entity List maintained by the US Department of Commerce’s Bureau of Industry and Security (“BIS”), (iv) the Denied Persons List maintained by BIS, and (v) the Unverified List maintained by BIS, (c) the UN Security Council Consolidated List, or (d) any other restricted party list that would be applicable to and relevant for the Party’s performance under this Agreement, and (II) companies, entities or organizations that are owned 50% or greater by any combination of persons stated in item (I) or controlled by such persons, as applicable under laws and regulations pursuant to which the above lists are published. 6.6 Notwithstanding Section 6.4 above, Zeekr may, when performing its obligations under this Agreement, conduct business activity with Listed Persons described in Section 4.5.3.2(I)(b)(ii)-(v) above, and companies, entities or organizations that are owned 50% or Agreement No.: GE23-018 4 greater by any combination of such persons or controlled by such persons, to the extent that such business activity (i) would not be prohibited under applicable laws and regulations pursuant to which such lists are published and (ii) does not relate to any Vehicles , or any parts, components or software applications therefore. 7. ANTI-CORRUPTION 7.1 Each Party represents and warrants that it and its directors and officers: (1) have conducted and will conduct their operations and transactions, in particular those related to the Agreement, in compliance with all applicable laws, regulations and rules relating to anti-money laundering, anti-bribery and anti-corruption, including the US Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, and all other applicable laws prohibiting bribing government officials and private persons (the “Criminal Laws”), and any legislation implementing the United Nations Convention Against Corruption, the United Nations Transnational Organized Crime Convention; or the Organization for Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (2) are not and have not been within a five-year period prior to the date of this Agreement or the date of each of the Zeekr Agreements condemned or sentenced by any judicial or administrative authority for any corrupt or illegal practice under the Criminal Laws. 7.2 Each Party represents and warrants that it has implemented policies and procedures aiming at preventing corruption and bribery, including effective sanctions against any activity of its directors, officers and employees that might be considered a corrupt or illegal practice under the Criminal Laws. 8. CONSEQUENCES OF NON-COMPLIANCE 8.1 Each Party shall promptly notify the other Parties if a Party knows or has reason to believe that a breach of the Code of Conduct or any provision of this Appendix has occurred in connection with this Agreement, or if a Party or any owner, officer, or director thereof comes under investigation or is convicted of any serious offense (defined as a felony or its equivalent) or if any owner, officer, director or employee comes under investigation or is convicted of any offense in connection with the Agreement. 8.2 Failure by any Party and its directors, officers and employees to comply with the terms of this Appendix shall always be deemed to constitute a material breach of the Agreement. Agreement No.: GE23-018 5 APPENDIX 4 [***]